FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Third Quarter 2015 Financial Results
Raises Annual Guidance for Fiscal Year 2015

Dallas, November 5, 2015 - (GLOBE NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today announced fiscal third quarter 2015 financial results for the period ended September 26, 2015 and also provided updated guidance for fiscal year 2015.

Highlights for the fiscal third quarter 2015 compared to the fiscal third quarter 2014:

▪	System-wide restaurant count increased 19.0% to 807 worldwide locations

▪	Domestic same store sales increased 6.3%

▪	Total revenue increased 16.5% to $19.1 million

▪	Net income was $3.2 million, or $0.11 per diluted share, compared to $2.0 million, or $0.08 per diluted share

▪	Adjusted EBITDA*, a non-GAAP measure, increased 14.1% to $6.5 million

▪	Adjusted net income*, a non-GAAP measure, increased 25.2% to $3.2 million

▪	Adjusted earnings per pro-forma diluted shares*, a non-GAAP measure, was $0.11, an increase of 22.2% from the prior year

* Adjusted EBITDA, adjusted net income and adjusted earnings per pro-forma diluted shares are non-GAAP measures. Reconciliations of adjusted EBITDA, adjusted net income and adjusted pro-forma diluted EPS to the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

President and Chief Executive Officer Charlie Morrison stated, “We delivered another solid quarter driven by robust top and bottom line growth attributable to effective execution of our growth strategy.  So far this year we have opened 95 net new franchised restaurants and are on track to increase our annual restaurant count by 125-130 restaurants, representing approximately 18% unit growth.  In addition to our unit growth we had another strong quarter of same store sales growth and are on track to deliver our 12th consecutive year of positive same store sales.  We are also proud to have opened our 800th restaurant this past quarter as we continue our growth towards our 2,500 unit domestic potential.”

Key Operating Metrics

	Thirteen Weeks Ended
	September 26, 2015	September 27, 2014
Number of system-wide restaurants open at end of period	807	678
Number of domestic franchise restaurants open at end of period	737	628
Number of international franchise restaurants open at end of period	51	31
System-wide sales (in thousands)	$201,656	$168,454
System-wide domestic same store sales growth	6.3%	12.4%
Adjusted EBITDA (in thousands)	$6,543	$5,736

Fiscal Third Quarter 2015 Financial Results

Total revenue for fiscal third quarter 2015 increased 16.5% to $19.1 million from $16.4 million in the fiscal third quarter last year.

▪
Royalty revenue and franchise fees increased 22.3% to $11.6 million from $9.5 million in the fiscal third quarter last year. This was primarily due to a 19.6% increase in the number of franchised restaurants and domestic same store sales growth of 6.3%.

▪
Company-owned restaurant sales increased $0.6 million to $7.5 million from $6.9 million in the fiscal third quarter last year. The increase was the result of company-owned domestic same store sales growth of 8.7%.

Cost of sales increased 9.1% to $5.3 million from $4.9 million in the prior fiscal year’s third quarter. As a percentage of company-owned restaurant sales, cost of sales increased 40 basis points to 70.7% from 70.3%. The increase was primarily driven by a 17% increase in the commodity cost of bone-in chicken wings, which was partially offset by sales leverage and operational efficiencies in both food and labor costs.

Selling, general & administrative expenses (SG&A) increased to $7.3 million from $6.8 million in the prior fiscal year’s third quarter. The increase in SG&A was primarily due to headcount additions and other recurring costs to support our growth which was partially offset by $0.8 million of non-recurring costs and expenses incurred in the prior year fiscal third quarter associated with our preparations to become a public company.

Net income increased 59.2% to $3.2 million, or $0.11 per diluted share, compared to net income of $2.0 million, or $0.08 per diluted share in the prior fiscal year’s third quarter.

Adjusted net income increased 25.2% to $3.2 million, or $0.11 per pro-forma diluted share, compared to $2.5 million, or $0.09 per pro-forma diluted share, in the prior fiscal year’s third quarter. A reconciliation between net income and adjusted net income as well as diluted shares to pro-forma diluted shares is included in the accompanying financial data.

Restaurant Development

As of September 26, 2015, there were 807 Wingstop restaurants system-wide. This included 756 restaurants in the United States, of which 737 were franchised restaurants and 19 were company-owned. Our international footprint consisted of 51 franchised restaurants across six countries. During the third quarter, there were 27 system-wide Wingstop openings, including 24 domestic franchised and 3 international franchised locations.

Fiscal Year 2015 Financial Outlook

Based on fiscal third quarter performance, we are raising full year guidance to:

▪	125-130 net system-wide franchise restaurant openings

▪	Domestic same store sales increase of between 7.25% to 7.50%

▪	Total revenue between $76.8 million and $77.2 million

▪
SG&A expenses between $33.1 million and $33.6 million (includes $3.3 million in management agreement termination fee, $0.2 million in management fees and $2.0 million in transaction costs related to a March 2015 refinancing of our credit agreement and to our initial public offering)

▪	Adjusted EBITDA, a non-GAAP measure, between $27.5 million and $28.0 million

▪	Adjusted net income, a non-GAAP measure, between $12.4 million and $12.9 million

▪	Pro-forma diluted share count, a non-GAAP measure, of approximately 28.8 million

The following definitions apply to these terms as used in this release:

Same store sales reflects the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for management fees and expense reimbursement, transaction costs, gains and losses on the disposal of assets, stock-based compensation expense and earn-out obligation. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner. There were no gains and losses on the disposal of assets or earn-out obligations during the fiscal quarters ended September 26, 2015 and September 27, 2014.

Adjusted net income is defined as net income plus management fees and transactions costs minus related adjustments to income tax expense.

Pro-forma diluted share count gives historical effect to the additional 2,150,000 shares of our common stock issued in the IPO as if all shares had been outstanding as of December 28, 2013.

Adjusted earnings per pro-forma diluted shares is defined as adjusted net income divided by pro-forma diluted share count.

Conference Call & Webcast

Charlie Morrison, President and Chief Executive Officer, and Mike Mravle, Chief Financial Officer will host a conference call today to discuss fiscal third quarter 2015 financial results at 5:00 PM Eastern Time. The conference call can be accessed live over the phone by dialing (855) 327-6837 or for international callers by dialing (631) 982-4565. A replay will be available after the call and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 116117. The replay will be available until November 12, 2015.

The conference call will also be webcast live and later archived on the investor relations section of Wingtop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ: WING) operates and franchises 807 restaurants across the United States, Mexico, Russia, Singapore, the Philippines, Indonesia, and the United Arab Emirates as of the end of the third quarter 2015. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Teriyaki, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub and Mango Habanero. Wingstop’s wings are always cooked to order, sauced and tossed and served with a variety of house-made sides including Wingstop’s hand-cut, seasoned fries. For more information visit www.wingstop.com or www.wingstopfranchise.com. Become a fan of Wingstop by visiting facebook.com/Wingstop or twitter.com/wingstop.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our full year 2015 outlook for new franchise restaurant openings, domestic same store sales growth, total revenue, SG&A costs, adjusted EBITDA, adjusted net income and our pro-forma diluted share count, as well as our anticipated potential domestic restaurant expansion opportunity and positioning to deliver sustainable and profitable growth.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our Registration Statement on Form S-1, as amended, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Kristina Jorge
646-277-1234
wingstop@icrinc.com

Investor Contact
Raphael Gross
203-682-8253
raphael.gross@icrinc.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share amounts)

	September 26, 2015	December 27, 2014
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$5,717	$9,723
Accounts receivable, net	2,404	2,380
Prepaid expenses and other current assets	3,819	2,848
Advertising fund assets, restricted	3,410	3,170
Total current assets	15,350	18,121
Property and equipment, net	4,510	3,622
Goodwill	45,128	45,128
Trademarks	32,700	32,700
Customer relationships, net	18,639	19,668
Other non-current assets	859	997
Total assets	$117,186	$120,236
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$1,331	$1,502
Other current liabilities	7,057	6,895
Current portion of debt	—	4,869
Advertising fund liabilities, restricted	3,410	3,170
Total current liabilities	11,798	16,436
Long-term debt, net of current	95,500	88,852
Deferred revenues, net of current	7,435	7,159
Deferred income tax liabilities, net	14,657	15,250
Other non-current liabilities	2,100	1,533
Total liabilities	131,490	129,230
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 28,581,182 and 26,101,755 shares issued and outstanding as of September 26, 2015 and December 27, 2014, respectively	286	261
Additional paid-in-capital	36,034	2,313
Accumulated deficit	(50,624)	(11,568)
Total stockholders' deficit	(14,304)	(8,994)
Total liabilities and stockholders' deficit	$117,186	$120,236

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	September 26, 2015	September 27, 2014

Revenue:
Royalty revenue and franchise fees	$11,587	$9,477
Company-owned restaurant sales	7,547	6,940
Total revenue	19,134	16,417
Costs and expenses:
Cost of sales (*)	5,328	4,882
Selling, general and administrative	7,317	6,833
Depreciation and amortization	636	690
Total costs and expenses	13,281	12,405
Operating income	5,853	4,012
Interest expense, net	800	876
Other (income) expense, net	96	(35)
Income before income tax expense	4,957	3,171
Income tax expense	1,784	1,178
Net income	$3,173	$1,993

Earnings per share
Basic	$0.11	$0.08
Diluted	$0.11	$0.08

Weighted average shares outstanding
Basic	28,581	25,934
Diluted	28,891	26,215

(*) exclusive of depreciation and amortization, shown separately

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information

	Thirteen Weeks Ended
	September 26, 2015	September 27, 2014
Domestic Franchised Activity:
Beginning of period	714	612
Openings	24	18
Closures and relocations	(1)	(2)
Restaurants end of period	737	628

Domestic Company-Owned Activity:
Beginning of period	19	19
Openings	—	—
Closures and relocations	—	—
Restaurants end of period	19	19

Total Domestic Restaurants	756	647

International Franchised Activity:
Beginning of period	52	26
Openings	3	6
Closures and relocations	(4)	(1)
Restaurants end of period	51	31

Total System-wide Restaurants	807	678

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	September 26, 2015	September 27, 2014
Net income	$3,173	$1,993
Interest expense, net	800	876
Income tax expense	1,784	1,178
Depreciation and amortization	636	690
EBITDA	$6,393	$4,737
Additional adjustments:
Management fees (a)	—	111
Transaction costs (b)	—	776
Stock-based compensation expense (c)	150	112
Adjusted EBITDA	$6,543	$5,736

(a) Includes management fees and other out-of-pocket expenses paid to Roark Capital Management.

(b) Represents costs and expenses related to our initial public offering; all transaction costs are included in SG&A.

(c) Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income,
Pro-forma Diluted Shares and Adjusted EPS
(Unaudited)
(in thousands, except per share data)

	Thirteen Weeks Ended
	September 26, 2015	September 27, 2014
Numerator:
Net income	$3,173	$1,993
Adjustments
Management fees (a)	—	111
Transaction costs (b)	—	776
Tax effect of adjustments (c)	—	(346)
Adjusted net income	$3,173	$2,534

Denominator:
Weighted-average shares outstanding - diluted	28,891	26,215
Adjustments
Assumed issuance of shares in connection with the IPO (d)	—	2,150
Pro-forma weighted-average shares outstanding - diluted	28,891	28,365

Adjusted earnings per pro-forma diluted shares	$0.11	$0.09
(a) Includes management fees and other out-of-pocket expenses paid to Roark Capital Management.
(b) Represents costs and expenses related to our initial public offering; all transaction costs are included in SG&A.
(c) Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at assumed effective tax rate of 39.0% for the thirteen weeks ended September 27, 2014, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.
(d) Adjustment to give effect to shares issued in the Company’s initial public offering as if the shares were issued and outstanding as of December 28, 2013.